ANNUITY CERTAIN

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  The Annuitant   RICHARD ROE      JANUARY 1, 1992        Register Date

       Annuity    $100.00 MONTHLY         SPECIMEN        Contract Number

Single Premium    $11,225.00              10 YEARS        Period Certain
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           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

           Home Office: 787 Seventh Avenue, New York, New York 10019

           Agrees to pay the annuity benefits of this contract.

           This agreement is subject to the provisions of this contract.

           The amount of the single premium for this contract is shown on page three.

           Ten Days to Examine Contract - If for any reason you are not satisfied with your contract, you may cancel it by returning the contract to us within 10 days after receiving it. If you do, we will refund the premium that was paid.

             SPECIMEN                                SPECIMEN

             /s/ Molly K. Heines                     /s/ Richard H. Jenrette
             -----------------------------           ---------------------------
             Molly K. Heines                         Richard H. Jenrette
             Vice President and Secretary            Chairman of the Board
                                                     and Chief Executive Officer

           Annuity payable during period certain. Single premium. This is a non-participating contract.



No. 133-75A

                                    Page Two

Contents

Contract Summary         2
Annuity Benefits         2
General Provisions       4
  Owner
  Beneficiary
  The Contract
  Assignment
  Method of Payment

A copy of the application is included in this contract.

In this contract:

"We", "our", and "us" mean The Equitable Life Assurance Society of the United States.

"You" and "your" mean the Owner.

                                Contract Summary

This summary briefly describes the major contract provisions. However, the actual provisions will control, so read them for a full description of the benefits of this contract.

This is an Annuity Certain contract. While the Annuitant is living, we make payments to the Annuitant or to another named payee.

Any payment due after the Annuitant's death will be made to the Beneficiary. The annuity ends when all payments have been made. The Beneficiary can be changed unless otherwise stated.

We provide this annuity in consideration of payment of the single premium.

                                Annuity Benefits

While the Annuitant is living, we will make the payments to the Annuitant for the amount(s) and on the date(s) shown on page three. Or, if you name another payee, we will make them instead to that payee. After the Annuitant's death, we will make any remaining payments to the Beneficiary. The annuity will end with the last payment due.

No. 133-75

                           DATE OF ISSUE JAN 01, 1992





 THE ANNUITANT:    RICHARD ROE               JANUARY 1, 1992    REGISTER DATE

       ANNUITY:    $100.00 MONTHLY                  SPECIMEN    CONTRACT NUMBER

SINGLE PREMIUM:    $11,225.00                       10 YEARS    PERIOD CERTAIN

   BENEFICIARY:    MARGARET H. ROE, WIFE



                                ANNUITY PAYMENTS
                              AMOUNTS AND DUE DATES

   $100.00 per month beginning February 1, 1992 and ending on January 1, 2002



No. 133-75A                             PAGE 3

                               General Provisions

OWNER. The Owner of this contract is the Annuitant unless otherwise stated in the application, or later changed. As Owner, you can exercise all the rights in this contract. You do not need the consent of anyone who has only a conditional or future ownership interest in the contract.

You may change the Owner, Beneficiary or Payee by written notice in a form satisfactory to us. The change will take effect on the date you sign the notice, except that it will not apply to any payment we make or other action we take before we receive the notice.

BENEFICIARY. The Beneficiary is as stated in the application, unless later changed while the Annuitant is living. If two or more persons are named, those surviving when payment is due will share equally unless otherwise stated.

If when the Annuitant or the Beneficiary dies there is no named living person entitled to receive any remaining annuity payments, we will make any remaining payments as they fall due to the estate of the last to die of the Annuitant and the Beneficiary.

The Beneficiary may not assign any amount to be paid to the Beneficiary under this contract.

THE CONTRACT. We provide the annuity in consideration of payment of the single premium. This contract and the attached copy of the application make up the entire contract.

All statements made in the application are representations and not warranties.

The contract may not be modified, nor may any of our rights or requirements be waived, except in writing signed by our President or one of our Vice Presidents.

ASSIGNMENT. This contract may not be assigned as collateral or as security for a loan. Otherwise, you may assign this contract. We will not be bound by any assignment of this contract unless it is in writing and we have received it at our Home Office. Your rights and those of any person referred to in this contract will be subject to the assignment. We assume no responsibility for the validity of any assignment.

METHOD OF PAYMENT. We will make all payments by check. We may require satisfactory proof that the payee is living on the date an annuity payment is due. We will take the payee's personal endorsement of the check as that proof.



133-75-4 A                          Page 4

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                      THE EQUITABLE LIFE ASSURANCE SOCIETY
                              OF THE UNITED STATES
            Home Office: 787 Seventh Avenue, New York, New York 10019

       ANNUITY CERTAIN

       Annuity payable during period certain. Single premium. This is a non-participating contract.

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No. 133-75 A